UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 6, 2013

WASTE CONNECTIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-31507	94-3283464
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Waterway Plaza Two

10001 Woodloch Forest Drive, Suite 400

The Woodlands, TX 77380

(Address of Principal Executive Offices) (Zip Code)

(832) 442-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreements.

Amendment and Restatement of Revolving Credit Facility

On May 6, 2013, we and certain of our subsidiaries, as borrowers, entered into the senior unsecured revolving credit facility described in Item 2.03 of this report. The information set forth under Item 2.03 below is incorporated by reference into this section of Item 1.01.

Term Loan Agreement Amendment

On May 6, 2013, we and certain of our subsidiaries, as borrowers, the several banks and other financial institutions party thereto (collectively, the “Consenting Term Lenders”) and Bank of America, N.A., in its capacity as administrative agent for the Term Lenders (the “Term Loan Administrative Agent”) entered into the First Amendment to Term Loan Agreement to that certain Term Loan Agreement (the “Term Loan Amendment”) by and among us and certain of our subsidiaries, the Consenting Term Lenders (together with the other banks and financial institutions party thereto, the “Term Lenders”) and the Term Loan Administrative Agent, dated as of October 25, 2012 (as amended, modified or supplemented, the “Term Loan Agreement”).

The Term Loan Amendment amended the Term Loan Agreement to change the range of the additional interest margin applicable to borrowings under the Term Loan Agreement (a) from 2.500% to 1.375%, to 2.375% to 1.375%, with respect to LIBOR borrowings and (b) from 1.500% to 0.375%, to 1.375% to 0.375%, with respect to base rate borrowings.

The Term Loan Amendment will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending June 30, 2013.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Amendment and Restatement of Revolving Credit Facility

On May 6, 2013, we and certain of our subsidiaries (the “Borrowers”) entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as Administrative Agent (the “Agent”) and the other lenders from time to time party thereto (the “Lenders”), replacing the Amended and Restated Credit Agreement dated as of July 11, 2011 among the Borrowers, the Agent and the lenders party thereto (the “Existing Credit Agreement”). The Credit Agreement has a scheduled maturity date of May 4, 2018.

Pursuant to the Credit Agreement, the Lenders have committed to provide advances up to an aggregate principal amount of $1,200,000,000 at any one time outstanding, and the Borrowers have the option to request increases in the aggregate commitments provided that the aggregate commitments never exceed $1,500,000,000. For any such increase, the Borrowers may ask one or more Lenders to increase their existing commitments and/or invite additional eligible lenders to become Lenders under the Credit Agreement. As part of the aggregate commitments under the facility, the Credit Agreement provides for letters of credit to be issued at the request of the Borrowers in an aggregate amount not to exceed the aggregate commitments and for swing line loans to be issued at the request of the Borrowers in an aggregate amount not to exceed a $25,000,000 sublimit.

Interest accrues on advances at a LIBOR rate or a base rate plus an applicable margin based on the election of the applicable Borrower for each interest period. The issuing fees for all letters of credit are also based on an applicable margin. The applicable margin used in connection with interest rates and fees is based on our consolidated leverage ratio. The applicable margin for LIBOR rate loans and letter of credit fees ranges from 1.125% to 1.750% and the applicable margin for base rate loans and swing line loans ranges from 0.125% to 0.750%. The Borrowers will also pay a fee based on our consolidated leverage ratio on the actual daily unused amount of the aggregate commitments. Immediately after entering into the Credit Agreement, which replaced the Existing Credit Agreement, $680,000,000 of borrowings were outstanding under the Credit Agreement, excluding letters of credit. Proceeds of the borrowings under the Credit Agreement were used to refinance the Existing Credit Agreement, to pay transaction fees and expenses related to the new Credit Agreement and will be used for general corporate purposes, including working capital, capital expenditures and permitted acquisitions.

The Credit Agreement contains representations, warranties, covenants and events of default, including a change of control event of default and limitations on incurrence of indebtedness and liens, new lines of business, mergers, transactions with affiliates and restrictive agreements. The Credit Agreement also includes covenants limiting, as of the last day of each fiscal quarter, (a) the ratio of the consolidated funded debt as of such date to the Consolidated EBITDA (as defined in the Credit Agreement), measured for the preceding twelve months, to not more than 3.50 to 1.00 and (b) the ratio of Consolidated EBIT (as defined in the Credit Agreement) to consolidated interest expense, in each case, measured for the preceding twelve months, to not less than 2.75 to 1.00. During the continuance of an event of default, the Lenders may take a number of actions, including declaring the entire amount then outstanding under the Credit Agreement due and payable.

The Credit Agreement will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending June 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 9, 2013

WASTE CONNECTIONS, INC.

By:	/s/ Worthing F. Jackman
Name: Worthing F. Jackman
Title: Executive Vice President and Chief
Financial Officer